Exhibit 10.12

BRAZE, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Adopted: November 4, 2021

Each member of the Board of Directors (the “Board”) of Braze, Inc. (the “Company”) who is a non-employee director of the Company (each, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Director Compensation Policy”) for his or her Board service, subject to the terms and conditions set forth herein.

This Director Compensation Policy may be amended or modified, or any provision of it waived, at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”); provided, that any Non-Employee Director may waive all or any portion of his or her cash or equity compensation in any period in such Non-Employee Director’s sole discretion.

Annual Cash Compensation

This Director Compensation Policy will be effective upon the execution of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Company’s Class A common stock (such stock, the “Common Stock” and such date, the “IPO Date”). The annual cash compensation amounts will be payable in equal quarterly installments in arrears following the end of each fiscal quarter in which the service occurred, prorated for any partial months of service.

Commencing on the IPO Date, each Non-Employee Director will be eligible to receive the following annual cash retainers for service on the Board (as applicable):

(a)	Annual Board Service Retainer.

(i)	All Eligible Directors: $30,000

(ii)	Non-Executive Chairperson: $30,000 (in addition to the regular Annual Board Service Retainer)

(iii)	Lead Independent Director: $15,000 (in addition to the regular Annual Board Service Retainer)

(b)	Annual Committee Member Service Retainer.

(i)	Member of the Audit Committee: $10,000

(ii)	Member of the Compensation Committee: $7,000

(iii)	Member of the Nominating and Corporate Governance Committee: $4,000

(c)	Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer).

(i)	Chair of the Audit Committee: $20,000

(ii)	Chair of the Compensation Committee: $14,000

(iii)	Chair of the Nominating and Corporate Governance Committee: $8,000

Equity Compensation

Commencing on the IPO Date, each eligible Non-Employee Director will be eligible to receive the equity compensation set forth below. Equity awards will be granted under the Company’s 2021 Equity Incentive Plan, as the same may be amended from time to time, or any successor plan thereto (the “Plan”).

(a) Initial Appointment Equity Grant. On appointment to the Board, and without any further action of the Board or Compensation Committee, at the close of business on the date of such appointment, each individual who becomes a Non-Employee Director after the IPO Date will automatically receive a restricted stock unit award having a value of $225,000 (the “Initial RSU”). Each Initial RSU will vest in three equal annual installments on the first three anniversaries of the IPO Date of grant.

(b) Automatic Equity Grants. Without any further action of the Board or Compensation Committee, at the close of business on the date of each annual meeting of the Company’s stockholders following the IPO Date (the “Annual Meeting”), each person who is then a Non-Employee Director will automatically receive a restricted stock unit award having a value of $175,000 (the “Annual RSU”). The value of the Annual Grant will be prorated for each individual who has been in service with the Company as a Non-Employee Director for less than one year as of such Annual Meeting. The value of such prorated Annual RSU shall be equal to $175,000 multiplied by a fraction, (i) in the case of a grant made at the first annual meeting, the numerator of which is the number of days between commencement of service as a Non-Employee Director and the date of the annual meeting (provided, that for any Non-Employee Director who was a director of the Company at the IPO Date such number shall be 365) , and the denominator of which is 365 or (ii) in the case of a grant made after the first annual meeting, the numerator of which is the number of days between commencement of service as a Non-Employee Director and the date of such annual meeting, and the denominator of which is 365. Each Annual RSU will vest on the earlier of the first anniversary of the date of grant or the date immediately preceding the date of the following Annual Meeting.

(c) Vesting; Change of Control. All vesting of each Initial RSU and each Annual RSU is subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) on the applicable vesting date of each such award. Notwithstanding the foregoing, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the occurrence of a Change in Control (as defined in the Plan), the shares subject to such Non-Employee Director’s then-outstanding Initial RSU and Annual RSU, as applicable, will become fully vested immediately prior to the occurrence of such Change in Control.

(d) Calculation of Value of a Restricted Stock Unit Award. The value of a RSU award to be granted under this Director Compensation Policy will be determined based on the unweighted average closing price for the Common Stock, as quoted on the national securities exchange on which the Common Stock is then traded (or the exchange or market with the greatest volume of trading in the Common Stock), for the most recent full calendar month ending prior to the grant date (or such lesser period, as applicable, if the Common Stock has not yet traded for a full calendar month prior to the grant date).

(e) Remaining Terms. The remaining terms and conditions of each RSU award, including transferability, will be as set forth in the Company’s Restricted Stock Unit Award Notice and Agreement, in the form adopted from time to time by the Board or Compensation Committee.

Non-Employee Director Compensation Limit

Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is eligible to receive under this Director Compensation Policy shall be subject to the limits set forth in the Plan.

Ability to Decline Compensation

A Non-Employee Director may decline all or any portion of his or her compensation under this Director Compensation Policy by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Expenses

The Company will reimburse each Non-Employee Director for any ordinary and reasonable out-of-pocket expenses actually incurred by such director in connection with in-person attendance at and participation in Board and committee meetings; provided, that such director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy as in effect from time to time.

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